EXHIBIT 99.1
News Release

Contacts:
Media - Lisa H. Jester, Corporate Manager, Communications and Public Relations (513) 425-2510
Investors - Douglas O. Mitterholzer, General Manager, Investor Relations (513) 425-5215

AK Steel Announces Executive Promotions

West Chester, OH, November 24, 2015 - AK Steel (NYSE: AKS) said today that its Board of Directors has approved the following executive promotions, effective January 1, 2016:

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Jaime Vasquez has been named Vice President, Finance and Chief Financial Officer. Mr. Vasquez is currently Director, Finance. He will report to Roger K. Newport, who is currently Executive Vice President, Finance and Chief Financial Officer. As previously announced, Mr. Newport has been appointed Chief Executive Officer and a member of the Board of Directors, also effective on January 1, 2016.

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Gregory A. Hoffbauer has been named Vice President, Controller and Chief Accounting Officer. He will also assume oversight of Risk Management. Mr. Hoffbauer is currently Controller and Chief Accounting Officer.

•	David E. Westcott has been named Vice President and Treasurer. He will also assume responsibility for Information Technology. Mr. Westcott is currently Treasurer.

“These promotions add strength and depth to AK Steel’s financial organization and to our senior leadership team overall,” said James L. Wainscott, Chairman, President and CEO of AK Steel. “I am confident that each will provide strong leadership for AK Steel in the future.”
Mr. Newport added, “I am excited that Jaime, Greg and Dave are joining our executive team. I look forward to the many contributions that these talented individuals will make to the company’s future success.”
Mr. Vasquez joined AK Steel in 2014 as Director, Finance with 30 years of finance, investor relations and sales management experience. Prior to joining AK Steel, he was Vice President, Chief Financial Officer for the Performance Engineered Products Group of Carpenter Technology Corporation, a specialty metals manufacturer. From 2001 to 2014 he served Carpenter Technology Corporation in positions including: Vice President, Corporate Development; President, Asia Pacific; and Vice President, Treasurer, and Investor Relations. He also served as a member of the Board of Directors of Kalyani-Carpenter Special Steels Limited.
Mr. Vasquez also previously held positions as: Vice President, Treasurer and Investor Relations for Pillowtex Corporation, a textile products maker; Assistant Treasurer and Investor Relations at Guilford Mills, Inc., a specialty fabric manufacturer; Research Analyst for the bank GZ-Vienna; and Credit Analyst in Corporate Banking for Credit Suisse.
Mr. Vasquez holds a Bachelor of Arts degree in Economics from Rutgers University and an MBA from the University of North Carolina.
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Mr. Hoffbauer joined AK Steel in 2011 as Assistant Controller. He was named Controller and Chief Accounting Officer in 2013. Prior to joining AK Steel, he was Director of Accounting for NewPage Corporation. He served in a variety of accounting positions for Deloitte & Touche, including Audit Senior Manager and Professional Development Director. He was also Controller for Day International, Inc.
He is a member of the Board of Trustees of the Dayton chapter of Financial Executives International. He is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and the Ohio Society of Certified Public Accountants. He also serves on the Board of Trustees of the Dayton Society of Natural History. Mr. Hoffbauer holds a Bachelor of Science degree in Business Administration (Accounting) from the University of Dayton, and he is currently pursuing an MBA degree from the University of Notre Dame.
Mr. Westcott joined the company in 1980 as an Associate Accountant. He advanced to Accountant and Senior Accountant and transferred to the Treasury Department in 1989. He was named Supervisor, Accounting Services in 1994. He progressed through a number of assignments including Senior Administrator, Financial Planning, and Systems Manager and Supervisor, Accounts Payable for the Financial Planning and Analysis Department. In 2001, he was named Manager, Treasury Operations. He advanced to Assistant Treasurer in 2004, and he was named Treasurer in 2005.
Mr. Westcott is a member of the Association of Financial Professionals. He has served with Junior Achievement and as a member of the Board of Trustees of the Dayton Community Blood Center / Community Tissues Services. He has also been active in the past in the United Way. He holds a Bachelor of Science degree in Accounting from Indiana University, and an MBA from Xavier University.

AK Steel
AK Steel is a world leader in the production of flat-rolled carbon, stainless and electrical steel products, primarily for automotive, infrastructure and manufacturing, construction and electrical power generation and distribution markets. Headquartered in West Chester, Ohio (Greater Cincinnati), the company employs approximately 8,000 men and women at eight steel plants, two coke plants and two tube manufacturing plants across six states: Indiana, Kentucky, Michigan, Ohio, Pennsylvania and West Virginia. Additional information about AK Steel is available at www.aksteel.com.
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